As filed with the U.S. Securities and Exchange Commission on September 11, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REBORN COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	5810	47-4752305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

580 N. Berry Street

Brea, CA 92821

(714) 784-6369

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephan Kim

Chief Financial Officer

580 N. Berry Street

Brea, CA 92821

(714) 784-6369

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Matthew Ogurick, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED SEPTEMBER 11, 2024

3,685,574 Shares

Reborn Coffee, Inc.

This prospectus relates to the resale, from time to time, by the selling securityholders named in this prospectus (the “Selling Stockholder”) of up to 3,685,574 of our shares of our common stock, par value $0.0001 per share (“Common Stock”).

The shares of Common Stock to which this prospectus relates consist of shares that have been or may be issued to the Selling Stockholders pursuant to: (1) a Standby Equity Purchase Agreement between us and YA II PN, LTD. (“YA II PN”) dated February 12, 2024 (the “SEPA”); (2) a Convertible Promissory Note issued by us to YA II PN dated May 20, 2024 (the “May Note”) and related warrant (the “Warrant”) to purchase 175,000 shares (the “Warrant Shares”) of the Common Stock; (3) a Convertible Promissory Note issued by us to a different Selling Stockholder dated August 29, 2024 (the “August Note”); and (4) shares of Common Stock issued to accredited investors in private placements at various times in 2024 (the “2024 Shares”).

In connection with the SEPA, we committed to issue to YA II PN 64,656 shares of common stock within three trading days (any day during which the Nasdaq Capital Market is open for business, a “Trading Day”) of the execution of the SEPA (the “Commitment Shares”).

The shares of Common Stock being registered for resale hereby were issued to, purchased by or will be purchased by the Selling Stockholders for the following consideration: (i) a price of $2.32 per share for the Commitment Shares; (ii) a purchase price yet to be determined for the Advance Shares under the SEPA (as described herein); (iii) a purchase price of $2.29 per share of Common Stock for conversion of the May Note (as may be adjusted as described herein); (iv) a purchase price of $3.36 per share of Common Stock for conversion of the August Note; (v) a purchase price of $2.25 for 444,445 of the 2024 Shares purchased in February 2024; (vi) a purchase price of $2.75 for 181,819 of the 2024 Shares purchased in May 2024; and (vii) a purchase price of $3.00 for 200,000 of the 2024 Shares purchased in June 2024. The shares of Common Stock underlying the Warrant will be purchased, if at all, by such holders at the $2.29 exercise price of the Warrant.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholders, except we will receive cash proceeds from the exercise of the Warrant. However, the SEPA provides that we may sell up to an aggregate of $5,000,000 of our Common Stock to YA II PN under the SEPA, from time to time in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the SEPA.

YA II PN is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). The Selling Stockholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the shares of Common Stock being registered pursuant to this prospectus.

We will pay the expenses of registering the Common Stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Selling Stockholders may sell our shares of Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for our Common Stock or in negotiated transactions.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

Our Common Stock is listed on Nasdaq under the symbol “REBN.” The last reported closing price for our Common Stock on Nasdaq on September 10, 2024 was $3.28 per share.

As of September 10, 2024, there were 3,988,317 shares of Common Stock outstanding. If all shares being registered hereby were sold, it would comprise approximately 48.0% of our total shares of Common Stock outstanding. Because the shares registered hereunder comprise a significant portion of our outstanding shares, any sales by the Selling Stockholders, or the perception that such sales may occur, could have a significant negative impact on the trading price of our Common Stock. Given the current market price of our Common Stock, certain of the Selling Stockholders who paid less for their shares than such current market price will receive a higher rate of return on any such sales than the public securityholders who purchased Common Stock in our initial public offering or any Selling Stockholder who paid more for their shares than the current market price.

We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of Common Stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Reborn Coffee, Inc., or the shares of Common Stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024

i

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we, nor the Selling Stockholders named herein (the “Selling Stockholders”), nor any financial advisor engaged by us or the Selling Stockholders in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The Selling Stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time the Selling Stockholders offer shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholders to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “Reborn,” “Reborn Coffee,” “the Company,” “we,” “us” and “our” refer to Reborn Coffee, Inc.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors” as included elsewhere in this prospectus and our financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in our Annual Report on Form 10-K/A for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the period ended March 31, 2024, our Quarterly Report on Form 10-Q for the period ended June 30, 2024, which are incorporated by reference herein.

Overview of Our Company

Reborn is focused on serving high quality, specialty-roasted coffee at retail locations, kiosks and cafes. We are an innovative company that strives for constant improvement in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques. We believe Reborn differentiates itself from other coffee roasters through its innovative techniques, including sourcing, washing, roasting, and brewing our coffee beans with a balance of precision and craft.

Founded in 2015 by Jay Kim, our Chief Executive Officer, Mr. Kim and his team launched Reborn with the vision of using the finest pure ingredients and pristine water. We currently serve customers through our retail store locations in California, Korea, and Malaysia.

Reborn continues to elevate the high-end coffee experience and we received first place traditional still in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles.

The source of coffee is pinnacle to specialty coffee. The coffee industry has gone through various phases including the first, second, third and fourth wave. In the first and second waves of coffee, the single-origin source and type of the coffee is not necessarily in the forefront during the sourcing process. As such, much of the coffee may be a blend with various sources and a mix of Robusta and Arabica coffee beans. The third wave of coffee focuses on a single-origin source and one variety of coffee bean (specifically Arabica beans). Single-origin beans can focus on specific countries and can also have hyper-focused on specific regions in the third wave of coffee, such as Coban in Guatemala. Arabia beans are considered premier due to the specific requirements for growth and the high-quality flavor they produce. Arabica coffee is required to be grown in higher, cooler elevations in regions.

Differentiated from other coffee companies, the Reborn Wash Process is the key to creating the clean flavor of our coffee. Our Wash Process is distinguished by the use of magnetized water to wash our green coffee beans when they arrive at the Reborn facility, in order to extract impurities and enhance hydration before the roasting process. Magnetizing water is a process that converts the particles of water, which can naturally appear in various sizes, into evenly sized particles. As a result of this process, we believe that the water increases its hydration and ability to absorb into organic material. Our water is created through a water magnetizing device in which water is flowed through the device and magnetizes the water on-site immediately prior to use.

After the wash, we roast our washed-green beans based on the profile of each single-origin. After the coffee beans are roasted, they are then packaged into various products such as whole bean coffee, pour over packs, and cold brew packs. Additionally, whole bean inventory is also supplied to the kiosk and cafes. A portion of the roasted coffee is also allotted to create our award-winning cold brew concentrate. Our cold brew production is created using a proprietary percolation technique, also using magnetized water at each step to enhance the flavor of the cold brew.

We continually innovate in the way we serve coffee. At our cafes, we serve customers our award-winning coffee through cold brew taps in addition to freshly ground coffee beans in espresso-made drinks. Other brew methods, such as an in-house pour over and drip coffee, are also available.

In August 2022, we consummated our initial public offering (the “IPO”) of 1,440,000 shares of our common stock at a public offering price of $5.00 per share, generating gross proceeds of $7,200,000. Net proceeds from the IPO was approximately $6.2 million after deducting underwriting discounts and commissions and other offering expenses of approximately $998,000.

We had granted the underwriters a 45-day option to purchase up to 216,000 additional shares (equal to 15% of the shares of common stock sold in the offering) to cover over-allotments. In addition, we had agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in the IPO. The warrants are exercisable for a price per share equal to 125% of the public offering price. No over-allotment option or representative’s warrants have been exercised.

On August 12, 2022, our stock began trading on the Nasdaq Capital Market under the symbol “REBN”.

The Experience, Reborn

We believe that we are the leading pioneers of the emerging “Fourth Wave” movement and that our business is redefining specialty coffee as an experience that demands much more than premium quality.  We consider ourselves leaders of the “fourth wave” coffee movement because we are constantly developing our bean processing methods, researching design concepts, and reinventing new ways of drinking coffee. For instance, the current transition from the K-Cup trend to the pour over drip concept allowed us to reinvent the way people consume coffee, by merging convenience and quality. We took the pour over drip concept and made it available and affordable to the public through our Reborn Coffee Pour Over packs. Our Pour Over Packs allow our consumers to consume our specialty coffee outdoors and on-the-go.

Our success in innovating within the “Fourth Wave” coffee movement is measured by our success in B2B sales with our introduction of Reborn Coffee Pour Over Packs to hotels. With the introduction of our Pour Over Packs to major hotels (including one hotel company with 7 locations), our B2B sales increased as these companies recognized the convenience and functionality our Pour Over Packs serve to their customers.

Centered around its core values of service, trust, and well-being, we deliver an appreciation of coffee as both a science and an art. Developing innovative processes such as washing green coffee beans with magnetized water, we challenge traditional preparation methods by focusing on the relationship between water chemistry, health, and flavor profile. Leading research studies, testing brewing equipment, and refining roasting/brewing methods to a specific, we proactively distinguish exceptional quality from good quality by starting at the foundation and paying attention to the details. Our mission places an equal emphasis on humanizing the coffee experience, delivering a fresh take on “farm-to-table” by sourcing internationally. In this way, we create opportunities to develop transparency by paying homage to origin stories and spark new conversations by building cross-cultural communities united by a passion for the finest coffee.

Through a broad product offering, Reborn provides customers with a wide variety of beverages and coffee options. As a result, we believe we can capture share of any experience where customers seek to consume great beverages whether in our inviting store atmospheres which are designed for comfort, or on the go through our pour over packs, or at home with our whole bean ground coffee bags. We believe that the retail coffee market in the US is large and growing. According to IBIS, in 2021, the retail market for coffee in the United States is expected to be $46.2 billion. This is expected to grow due to a shift in consumer preferences to premium coffee, including specialized blends, espresso-based beverages, and cold brew options. Reborn aims to capture a growing portion of the market as we expand and increase consumer awareness of our brand.

Branding

Reborn Coffee focuses on two key features in our branding, including “Introducing the Fourth Wave” and “America’s Best Cold Brew.” These phrases encapsulate the quality of the Reborn Process of sourcing, washing, roasting, and brewing coffee and the quality of the product that we create.

The Reborn brand is essential to our marketing strategy, as it allows us to stand out compared to our competitors. The products aim to make customers feel “reborn” after drinking a cup of coffee.

Our Menu and Products

We purchase and roast high-quality coffees that we sell, along with handcrafted coffee, tea and other beverages and a variety of high-quality food items. We believe in offering customers the same great taste and quality whether served in store or on the go. We also partner with third-party importers and exporters to purchase and import our green coffee beans. Through these relationships, we source high-quality coffee beans from across the globe, including Mexico, Ethiopia, Colombia, Guatemala, Brazil, and Honduras.

Franchise Operations

In January 2021, the Company formed Reborn Coffee Franchise LLC in the State of California in order to begin franchising Reborn Coffee retail stores and kiosks. The Company plans to charge future franchisees a non-refundable franchise fee and certain marketing and royalty fees based on gross sales, however we presently have no contractual commitments or other agreements to do so. We expect to begin franchise sales in 2024. We believe that our team’s prior experience building a large, global foodservice business will allow us to rapidly scale our future franchise effort. In addition, we have formed a franchise council consisting of a team of franchise experts to advise us. We plan to expand beyond California to additional states to create a national and global presence.

Expanding Sales Channels

Today, we sell a variety of our coffee and tea products through the enterprise, or commercial, channel, which we refer to as “B2B”, as well as direct-to-consumer via our website. We expect to increase our channel presence by increasing the availability of Reborn Coffee in businesses and enterprises, and expand upon the partnerships we have in place with hotel operators to increase the use and brand awareness in hospitality. We also expect to grow our online sales through new partnerships with third-party retailers. Our products are available in various form factors, such as whole bean roasted coffee bags, single-serve drip bags, and pour over packs. We are exploring partnerships with grocery operators and foodservice providers to expand the Reborn Coffee brand.

Experienced Leadership Team

Our relentless commitment to excellence is driven by our passionate management team under the leadership of Founder and Chief Executive Officer Jay Kim. Jay launched Reborn Coffee with the vision to provide the best coffee using the purest ingredients. Jay is focused on the expansion of Reborn and he has surrounded himself with leaders with direct experience in beverage and retail. Stephan Kim, our Chief Financial Officer, has 20 years of experience in public accounting and consulting. Other members of our executive leadership team bring high growth, franchise and sector expertise.

Our Commitment to Our Team

Reborn Coffee believes in mentoring the developing the next generation of premium coffee baristas. Through our in-depth training, we aim to train dedicated employees who understand the science and art behind every cup of coffee. We also expect to form a training school specializing in creating passionate baristas and coffee connoisseurs, by educating its students about coffee processes and preparation methods. The efforts for the training school are underway and we expect to launch the program in 2024.

Our Highly Engaged Customers

Reborn Coffee customers are loyal to our brand due to our intense focus on premium coffee and customer service. Community engagement is another essential element of Reborn Coffee’s in-person marketing strategy. Reborn hosts on-site engagements, such as event sponsorships, and engages with local Chambers of Commerce. Previously, we have worked with Lululemon to host yoga sessions outside of our retail locations, creatively engaging the community while simultaneously promoting Reborn as an active lifestyle. We have also hosted pop-up locations on the Facebook campus, further expanding our outreach and introducing our brand name to different communities. We further engage with the community by organizing our own latte art competitions, in which baristas can compete for prizes and customers in the audience can witness the competitive passion Reborn Coffee encompasses.

Digital Channels

Reborn Coffee focuses on many digital channels in its marketing strategy. Social media is an important leg that creates engagement and education of Reborn Coffee’s brand. Customers primarily engage the brand on Instagram, where we host giveaways, share new store openings, and promote seasonal menus. Through our unique, modern aesthetic and intense focus on high-quality coffee, we are able to share the quality and essence of Reborn Coffee on display inside of our retail locations with existing and future customers on social media platforms.

For both the in-store café channel and the e-commerce channel, SMS & email marketing are used for reengagement and communication of new products and offerings.

Digital advertising channels are also used, primarily to engage the online market audience. Google and Facebook are the primary paid ad channels that we currently utilize. Yelp advertising is also used to engage local customers and tourists who visit specific areas where Reborn Coffee retail locations are located.

In-Person Marketing Engagement

Engaging customers in-store with a marketing plan is essential for customer retention and new customer generation. Reborn Coffee’s customer loyalty program provides free drinks for every 10 drinks purchased. Additionally, store customers may participate in promotional deals, especially during the holidays and new item releases, to try new innovative items created in-house. We also offer coffee samples of our pour over packs as well as new beans to our retail location customers. The distribution of coffee samples has expanded customers’ knowledge of our products and, led to increased contributing to whole bean sales.

Reborn Coffee locations are located in heavily trafficked areas as well as popular malls. As such, the potential for marketing and branding is very high in these locations. Signage and promotional deals with giveaways are essential to attracting new customers.

Growth Strategies

Corporate and Franchise Expansion

Reborn Coffee plans to expand across the Unites States with company operated locations and franchise locations to share the quality of specialty coffee. Reborn Coffee aims to accelerate our growth through our franchise program. Reborn Coffee will continue to innovate in the coffee industry by making the industry more personal to the consumers, prospective franchisees, and employees. This goal will be achieved through the continued innovation in our products, sourcing directly from farms, and giving customers choices in how their coffee is served to them. As Reborn expands, we hope to show the world that expanding in volume and size does not diminish the quality and personal element that is instilled in the coffee industry.

We have started to scale our logistics and supply chain to provide support for our rapid growth, including for our future franchisees. We have increased roasting capacity and our paper goods supplies, including an emphasis on eco-friendly products.

B2B Strategy

Reborn Coffee products are unique given their potential to engage with business partners for large wholesale orders. Currently, Reborn Coffee builds strong relationships with hotel management companies within California and out-of-state. We currently work with several hotels, providing pour over packs and cold brew packs to cater to their customer needs. Reborn Coffee plans to continue growing its B2B marketing and sales strategy through active outreach and advertising to potential partners. We believe that access to large-scale distribution channels such as hotels increases consumer awareness of our brand while providing us access to large enterprise customers. Gift giving comprises a large percentage of winter B2B sales at Reborn Coffee. During the holidays, Reborn Coffee’s B2B marketing strategy focuses on targeting companies, and specific teams within companies, that are seeking to provide end of the year gifts to their clients and customers. Reborn Coffee provides customized gift sets to each customer’s needs. Word-of-mouth marketing has grown our B2B holiday gift giving accounts greatly, forging opportunities to have worked with companies like Google to provide gift sets for their clients. Reborn Coffee plans to expand not only by growing its retail location footprint, but also through the development of more hotel partnerships, expansion into grocery stores and markets, expansion of our e-commerce and wholesale.

Reborn Coffee believes the grocery market is another major channel through which we expect to access. Through both bulk sales of roasted beans and in-store kiosks, as well sales of pre-packaged products, Reborn Coffee will access customers who purchase both in volume and for those customers looking for a handcrafted beverage during their in-store shopping experience. We are exploring discussions with a variety of retailers and expect to access these additional sales channels in 2023.

Legal Proceedings

The Company is subject to various legal proceedings from time to time as part of its business. We are not presently a party to any legal proceedings that, if determined adversely to us, we believe would individually or in the aggregate have a material adverse effect on our business, results of operations, financial condition or cash flows. However, legal proceedings are inherently uncertain. As a result, the outcome of a particular matter or a combination of matters may be material to our results of operations for a particular period, depending upon the size of the loss or our income for that particular period.

Employees and Human Capital

As of September 10, 2024 we had 19 full-time employees. We believe in mentoring and developing the next generation of premium coffee baristas. Through our in-depth training, we aim to train dedicated employees who understand the science and art behind every cup of coffee. We also expect to form a training school specializing in creating passionate baristas and coffee connoisseurs, by educating its students about coffee processes and preparation methods. The efforts for the training school are underway and we expect to launch the program in 2024.

Properties

We have a production and distribution center at our headquarters that we use to process and roast coffee for wholesale and retail distribution. We consider our current office space adequate for our current operations.

As of the date of this prospectus, we have twelve retail coffee locations:

●	La Floresta Shopping Village in Brea, California;

●	La Crescenta, California;

●	Corona Del Mar, California;

●	Home Depot Center in Laguna Woods, California;

●	Manhattan Village at Manhattan Beach, California.

●	Huntington Beach, California;

●	Galleria at Tyler in Riverside, California;

●	Intersect in Irvine, California;

●	Diamond Bar, California;

●	Anaheim, California;

●	Daejeon, Korea; and

●	Kuala Lumpur, Malaysia.

Corporate Information

Our principal executive offices are located at 580 N. Berry Street, Brea, CA 92821. Our telephone number is (714) 784-6369. Our website address is http://www.reborncoffee.com.

Available Information

Our website address is http://www.reborncoffee.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC, at no cost from the SEC’s website at www.sec.gov.

Implications of Being an Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the Securities and Exchange Commission (“SEC”).

Reverse Stock Split

On January 12, 2024, we filed a Certificate of Amendment to our Certificate of Incorporation to effect a reverse stock split of our issued Common Stock in the ratio of 1-for-8 (the “Reverse Stock Split”). The Common Stock began trading on the Nasdaq Capital Market on a Reverse Stock Split-adjusted basis at the market open on Monday, January 22, 2024. Unless otherwise noted, all share and per share information relating our Common Stock in this prospectus has been adjusted to reflect the Reverse Stock Split.

THE OFFERING

Shares of Common Stock offered by us	Up to 3,685,574 shares of our Common Stock, consisting of:

●	64,656 shares of Common Stock we committed to issue to YA II PN as consideration for its commitment to purchase shares of our Common Stock under the SEPA (the “Commitment Shares”);

●	Up to a maximum of 1,670,844 shares of Common Stock that we may sell to YA II PN from time to time at our sole discretion, pursuant to the SEPA, as described below;

●	Up to 800,000 shares of Common Stock (the “May Note Shares”) issuable to YA II PN upon conversion of the Convertible Promissory Note issued by us to YA II PN dated May 20, 2024 (the “May Note”);
●	Up to 175,000 shares of Common Stock (the “Warrant Shares”) issuable to YA II PN upon exercise of a warrant to purchase common stock issued on May 20, 2024 in connection with the May Note (the “Warrant”);

●	Up to 148,810 shares of Common Stock (the “August Note Shares,” and together with the May Note Shares, the “Note Shares”) issuable to a Selling Stockholder upon conversion of the Convertible Promissory Note issued by us to such Selling Stockholder dated August 29, 2024 (the “August Note,” and together with the August Note, the “Notes”); and

●	826,264 shares of Common Stock (the “2024 Shares”) issued to certain Selling Stockholders in 2024.

Common Stock outstanding	3,988,317 shares of Common Stock.

Common Stock outstanding after this offering	6,847,627 shares of Common Stock.

Use of proceeds	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock being offered by this prospectus. However, we may receive gross proceeds of up to $5,000,000 from the sale of our Common Stock to the YA II PN under the SEPA. We will not receive any cash proceeds from the issuance of the Commitment Shares to YA II PN under the SEPA. In addition, we may receive proceeds from the cash exercise of the Warrant, which, if exercised in cash at the current exercise price with respect to the Warrant, would result in gross proceeds to us of approximately $400,750. We intend to use any proceeds from YA II PN that we receive under the SEPA and the Warrant exercises for working capital, strategic and general corporate purposes. See “Use of Proceeds” on page 19 for more information.

Risk factors	An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the risks described under the heading “Risk Factors” on page 8 and other information included and incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Transfer agent and registrar	The registrar and transfer agent for our Common Stock is Securities Transfer Corporation. The transfer agent’s address is 15500 Roosevelt Blvd, Suite 104, Clearwater, Florida 33760 and the telephone number is (469) 633-0101.

Nasdaq symbol and trading	Our Common Stock is listed on Nasdaq under the symbol “REBN.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below and those discussed under the Section captioned “Risk Factors” contained in our Annual Report on Form 10-K/A for the year ended December 31, 2023, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, each as filed with the SEC and which are incorporated by reference in this prospectus, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

It is not possible to predict the actual number of shares we will sell under the SEPA to YA II PN, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the SEPA and compliance with applicable law, we have the discretion to deliver notices to YA II PN at any time throughout the term of the SEPA. The actual number of shares of Common Stock are sold to YA II PN may depend based on a number of factors, including the market price of our Common Stock during the sales period. Actual gross proceeds may be less than $5.0 million, which may impact our future liquidity. Because the price per share of each share sold to YA II PN will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

Moreover, although the SEPA provides that we may sell up to an aggregate of $5.0 million of our Common Stock to YA II PN, we are registering 1,670,844 shares of our Common Stock (the “Advance Shares”). If we elect to sell to YA II PN all of the Advance Shares being registered for resale under this prospectus that are available for sale by us to YA II PN under the SEPA, depending on the market prices of our Common Stock for each purchase made pursuant to the SEPA, the actual gross proceeds from the sale of the shares may be substantially less than the $5.0 million total commitment available to us under the SEPA. If it becomes necessary for us to issue and sell to YA II PN under the SEPA more shares than the Advance Shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $5.0 million under the SEPA, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA II PN of any such additional shares of our Common Stock over the Advance Shares registered in this Registration Statement that we wish to sell from time to time under the SEPA, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to YA II PN under the SEPA.

Any issuance and sale by us under the SEPA of a substantial amount of shares of Common Stock in addition to the Advance Shares being registered for resale by YA II PN under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for sale by YA II PN is dependent upon the number of shares of Common Stock, if any, we ultimately sell to YA II PN under the SEPA.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of Common Stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of Common Stock sold to YA II PN. Similarly, YA II PN may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from YA II PN in this offering as a result of sales made by us in future transactions to YA II PN at prices lower than the prices they paid.

The issuance of Common Stock to the Selling Stockholders may cause substantial dilution to our existing shareholders and the sale of such shares acquired by the Selling Stockholders could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholders up to 3,685,574 shares of Common Stock. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholders under this prospectus is dependent upon the number of shares of Common Stock issued to the Selling Stockholders pursuant to the SEPA, the Notes, and the Warrant. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of shares to the Selling Stockholders may cause the trading price of our Common Stock to decline.

If and when we elect to sell Common Stock to YA II PN, sales of newly issued Common Stock by us to YA II PN could result in substantial dilution to the interests of existing holders of our Common Stock. Additionally, the sale of a substantial number of Common Stock to YA II PN, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may make or receive investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Common Stock to decline.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

Subject to the terms and conditions of the SEPA, we may, at our discretion, direct YA II PN to purchase up to $5.0 million of shares of our Common Stock under the SEPA from time-to-time. The purchase price per share for the shares of Common Stock that we may elect to sell to YA II PN under the SEPA will fluctuate based on the market prices of our Common Stock for each purchase made pursuant to the SEPA, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to YA II PN, the actual purchase price per share to be paid by YA II PN for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.

The extent to which we rely on YA II PN as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from YA II PN were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to YA II PN all of the shares of Common Stock available for sale to YA II PN under the SEPA, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.

To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the SEPA, at prices and in a manner we determine from time to time. We may sell shares or other securities in another offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our Common Stock in the public market or the availability of shares for sale will have on the market price of our Common Stock. However, future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options, warrants and convertible preferred shares, or the perception that such sales may occur, could adversely affect the market price of our Common Stock.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to YA II PN, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion with respect to the use of proceeds from the sale of any shares of our Common Stock to YA II PN, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds from the sale of any shares of our Common Stock to YA II PN. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Common Stock. Our failure to apply these funds effectively could harm our business, delay the development of our pipeline product candidates and cause the price of our Common Stock to decline.

It is not possible to predict the actual number of shares of Common Stock, if any, we will issue upon conversion of the Notes to the Selling Stockholders.

We do not have the right to control the timing and amount of any conversions of principal under the Notes by the Selling Stockholders. The number of shares that we issue to the Selling Stockholders pursuant to the Notes, if any, will depend upon market conditions and other factors to be determined by the Selling Stockholders. The Selling Stockholders may ultimately decide to convert none or a portion of the principal amount of the Notes.

The number of shares of Common Stock ultimately offered for sale by the Selling Stockholders is dependent upon the number of shares, if any, we ultimately issue upon conversion of the Notes. However, even if the Selling Stockholders elect to convert the entire principal amount of the Notes, the Selling Stockholders may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern.

As of December 31, 2023, and June 30, 2024 we had $1.48 million, and $1.57 million in outstanding short-term borrowing. In addition, on May 20, 2024, we issued the May Note which has a principal balance of $800,000 and, beginning on August 15, 2024, requires monthly principal and interest payments in excess of $266,667, and on August 29, 2024, we issued the August Note which has a principal balance of $500,000. The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern. To continue as a going concern over the next twelve months, we must make payments on our debt as they come due and comply with the covenants in the agreements governing our indebtedness or, if we fail to do so, to (i) negotiate and obtain waivers of or forbearances with respect to any defaults that occur with respect to our indebtedness, (ii) amend, replace, refinance or restructure any or all of the agreements governing our indebtedness, and/or (iii) otherwise secure additional capital. However, we cannot provide any assurances that we will be successful in accomplishing any of these plans.

We do not intend to apply for any listing of the Notes or the Warrant on any exchange or nationally recognized trading system, and we do not expect a market to develop for the unregistered securities.

We do not intend to apply for any listing of the Notes or the Warrant on Nasdaq or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Notes or the Warrant. Without an active market, the liquidity of the Notes and the Warrant will be limited. Further, the existence of the Notes and Warrant may act to reduce both the trading volume and the trading price of our common stock.

Due to the recent implementation of the Reverse Stock Split, the liquidity of our common stock may be adversely effected.

Our common stock began trading on Nasdaq on a Reverse Stock Split-adjusted basis beginning on January 22, 2024. The liquidity of the shares of our common stock may be affected adversely by any reverse stock split given the reduced number of shares of our common stock that are outstanding following the Reverse Stock Split, especially if the market price of our common stock does not increase as a result of the Reverse Stock Split. Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors and may not satisfy the investing requirements of those investors. Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split resulted in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

If we are unable to satisfy the applicable continued listing requirements of Nasdaq, our common stock could be delisted.

On June 21, 2024, we received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that Nasdaq had determined that we had failed to comply with certain Nasdaq Listing Rules  because we had not yet filed our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024.

As previously announced, on May 15, 2024, we were required to dismiss BF Borgers CPA PC as the Company’s independent registered public accounting firm. We had to appoint a new independent registered public accounting firm in order to complete and file the Form 10-Q, and on May 14, 2024, the Audit Committee approved the engagement of BCRG Group (“BCRG”) as our new independent registered public accounting firm. Due to the timing of the appointment of BCRG, we were unable without unreasonable effort and expense to complete the review of our financial statements for the quarter ended March 31, 2024 before the required filing date for the Quarterly Report on Form 10-Q.

A Nasdaq Hearings Panel (the “Panel”) had previously placed us on a Discretionary Panel Monitor for a period of one year or until May 16, 2025 after we regained compliance with previous Nasdaq listing deficiencies, which would require Nasdaq to issue a Delist Determination Letter in the event that we failed to maintain compliance with any continued listing requirement (the “Panel Monitor”). Due to the Panel Monitor, we requested an appeal of determination to the Panel, and request a stay of the suspension pending a hearing. On July 19, 2024, we filed Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024.

Although we anticipate complying with Nasdaq’s Listing Rules going forward, there can be no assurance that we will be able to meet continued listing requirements in the future. In determining whether to afford a company a cure period prior to commencing suspension or delisting procedures, Nasdaq analyzes all relevant facts including any past deficiencies, and thus our prior deficiencies could be used as a factor by Nasdaq in any future decision to delist our securities from trading on its exchange.

If our Common Stock is delisted, it could reduce the price of our Common Stock and the levels of liquidity available to our stockholders. In addition, the delisting of our Common Stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our Common Stock could materially adversely affect our ability to raise capital. Delisting from Nasdaq could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

Because the currently outstanding shares of Common Stock that are being registered in this prospectus represent a substantial percentage of our outstanding Common Stock, the sale of such securities could cause the market price of our Common Stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the Selling Stockholders of an aggregate of up to 826,264 shares of our currently outstanding Common Stock. This prospectus also relates to the offer and sale from time to time by the Selling Stockholders of up to 2,859,310 shares of Common Stock issuable by us, consisting of (i) up to 1,670,844 shares of Common Stock that we may sell to YA II PN, from time to time at our sole discretion, pursuant to the SEPA; (ii) 64,656 Commitment Shares; (iii) up to 175,000 shares of Common Stock underlying the Warrant; and (iv) 948,810 shares of Common Stock underlying the Notes.

The number of shares of Common Stock that the Selling Stockholders can sell into the public markets pursuant to this prospectus represents a significant amount of our outstanding shares of Common Stock. As of September 10, 2024, 2024, there were 3,988,317 shares of Common Stock outstanding. If all shares being registered hereby were sold, it would comprise approximately 48.0% of our total shares of Common Stock outstanding. Given the substantial number of shares of Common Stock registered pursuant to this prospectus, the sale of Common Stock by the Selling Stockholders, or the perception in the market that the Selling Stockholders of a large number of shares of Common Stock intend to sell Common Stock, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock.

In addition, certain Selling Stockholders have an incentive to sell because they have purchased their Common Stock at prices lower than the public investors or the current trading price of the Common Stock, and they may profit significantly so even under circumstances in which our public stockholders or certain other Selling Stockholders would experience losses in connection with their investment. The securities being registered for resale were issued to, purchased by or will be purchased by the Selling Stockholders for the following consideration: (i) a price of $2.32 per share for the Commitment Shares; (ii) a purchase price yet to be determined for the Advance Shares under the SEPA (as described herein); (iii) a purchase price of $2.29 per share of Common Stock for conversion of the May Note (as may be adjusted as described herein); (iv) a purchase price of $3.36 per share of Common Stock for conversion of the August Note; (v) a purchase price of $2.25 for 444,445 of the 2024 Shares purchased in February 2024; (vi) a purchase price of $2.75 for 181,819 of the 2024 Shares purchased in May 2024; and (vii) a purchase price of $3.00 for 200,000 of the 2024 Shares purchased in June 2024. The shares of Common Stock underlying the Warrant will be purchased, if at all, by such holders at the $2.29 exercise price of the Warrant. If the Selling Stockholders were to sell the shares of Common Stock at a price of $3.28 per share (the last reported sale price of our Common Stock on September 10, 2024), they would recognize a profit or loss as follows: (i) a profit of approximately $0.96 per share of Common Stock for the Commitment Shares; (ii) a profit of approximately $0.99 per share of Common Stock for the shares underlying the May Note; (iii) a loss of approximately $0.08 per share of Common Stock for shares underlying the August Note; (iv) a profit of approximately $1.03 per share of Common Stock for the 2024 Shares purchased in February 2024; (v) a profit of approximately $0.53 per share of Common Stock for the 2024 Shares purchased in May 2024; and (vi) a profit of approximately $0.28 per share of Common Stock for the 2024 Shares purchased in June 2024.

Public stockholders of Common Stock may have paid more than certain of the Selling Stockholders for their Common Stock and would not expect to see a positive return unless the price of the Common Stock appreciates above the price at which such stockholders purchased their Common Stock. Investors who purchase Common Stock on open market may not experience a similar rate of return on the Common Stock they purchase due to differences in the purchase prices and the current trading price referenced above. In addition, sales by the Selling Stockholders may cause the trading prices of our securities to experience a decline. As a result, the Selling Stockholders may effect sales of Common Stock at prices below the current market price, which could cause market prices to decline further.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events that are based on our management’s beliefs and assumptions and on information currently available to management, and which statements involve substantial risk and uncertainties. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth and trends, and objectives for future operations are forward-looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions.

These risks and uncertainties include, among other things:

●	our ability to continue as a going concern;

●	our reliance on third party vendors;

●	our dependence on our executive officers;

●	our financial performance guidance;

●	material weaknesses in our internal control over financial reporting;

●	regulatory developments in the United States and foreign countries;

●	the impact of laws, regulations, accounting standards, regulatory requirements, judicial decisions and guidance issued by authoritative bodies;

●	our estimates regarding expenses, future revenue and cash flow, capital requirements and needs for additional financing;

●	our financial performance;

●	the ability to recognize the anticipated benefits of our business combination and/or divestitures; and

●	the effect of COVID-19 on the foregoing.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described elsewhere in this prospectus and in the section titled “Risk Factors” and elsewhere in our Annual Report on Form 10-K/A for the year ended December 31, 2023.

THE SEPA TRANSACTION

On February 12, 2024, we entered into the Standby Equity Purchase Agreement (the “SEPA”) with YA II PN. Pursuant to the SEPA, we may sell to YA II PN up to $5,000,000, of shares of Common Stock (the “Advance Shares”), from time to time during the term of the SEPA. The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the SEPA, we also agreed to file a registration statement with the SEC, covering the resale of Advance Shares issued or sold to YA II PN under the SEPA under the Securities Act.

In consideration for YA II PN’s execution and delivery of the SEPA, we committed to issue to YA II PN 64,656 (the “Commitment Shares”).

We cannot sell any additional shares to YA II PN until the date that the registration statement which contains this prospectus is declared effective by the SEC and a final prospectus in connection therewith is filed and all of the other conditions set forth in the SEPA are satisfied (the “Commencement Date”). From and after such time, we will control the timing and amount of any sales of our Common Stock to YA II PN. Actual sales of shares of our Common Stock to YA II PN under the SEPA will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and our operations.

Beginning on the Commencement Date and until February 12, 2027, under the terms and subject to the conditions of the SEPA, from time to time, at our discretion, we have the right, but not the obligation, to issue to YA II PN, and YA II PN is obligated to purchase, the Advance Shares, subject to certain limitations set forth in the SEPA. The purchase price of the Advance Shares will be at one of two prices, as chosen by us in our sole discretion and specified in the notice given to YA II PN (each, a “SEPA Advance Notice”): (i) 95% of the Market Price (as defined below) for any period commencing (1) if submitted to YA II PN prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day or (2) if submitted to YA II PN after 9:00 a.m. Eastern Time on a trading day, upon receipt by us of written confirmation of acceptance of such SEPA Advance Notice by YA II PN (or the open of regular trading hours, if later), and in either case, ending on 4:00 pm New York Citytime on the applicable trading day (the “Option 1 Pricing Period”), and (ii) 96% of the Market Price for any three consecutive trading days commencing on the SEPA Advance Notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

Our ability to issue Advance Shares under the SEPA are subject to certain limitations, including that YA II PN cannot purchase any shares that would result in it beneficially owning more than 4.99% of the our Common Stock at the time of us issuing a SEPA Advance Notice. Additionally, if the total number of shares of Common Stock traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of shares of Common Stock issued and sold pursuant to such SEPA Advance Notice will be reduced to the greater of (a) 30% of the trading volume of the Common Stock on Nasdaq during the relevant Pricing Period as reported by Bloomberg L.P., or (b) the number of shares of Common Stock sold by YA II PN during such Pricing Period. “Volume Threshold” is defined as a number of shares of Common Stock equal to the quotient of (a) the number of shares in the SEPA Advance Notice requested by the company divided by (b) 0.30.

Under the applicable rules of Nasdaq and pursuant to the SEPA, in no event were we permitted to issue to YA II PN more than 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the SEPA (the “Exchange Cap”), unless we obtained stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. On May 10, 2024, our stockholders approved the issuance of Common Stock in excess of the Exchange Cap.

The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of Common Stock to YA II PN. To the extent we sell shares under the SEPA, we currently plan to use any proceeds therefrom for costs of this transaction, for working capital, strategic and other general corporate purposes.

The SEPA does not include any of the following: (i) limitations on our use of amounts we receive as the purchase price for shares of Common Stock sold to YA II PN; (ii) financial or business covenants, except that we may not effect any consolidation or transfer of substantially all of our assets while a SEPA Advance Notice is outstanding; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties.

As of September 10, 2024, there were 3,988,317 shares of our Common Stock outstanding. Although the SEPA provides that we may sell up to an aggregate of $5,000,000 of shares of our Common Stock to YA II PN, only 1,670,844 shares of our Common Stock are being registered for resale under this prospectus that we may issue and sell to YA II PN in the future under the SEPA, if and when we elect to sell shares of our Common Stock to YA II PN under the SEPA. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares of our Common Stock to YA II PN under the SEPA, we may need to register for resale under the Securities Act additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $5,000,000 total commitment available to us under the SEPA. If all of such 1,670,844 shares of our Common Stock offered hereby were issued and outstanding as of the date of this prospectus, such shares would represent approximately 24.4% of the total number of outstanding shares of Common Stock, and approximately 30.6% of the total number of outstanding shares of Common Stock held by non-affiliates, in each case as of the date of this prospectus. If we elect to issue and sell to YA II PN under the SEPA more than the 1,670,844 shares of our Common Stock being registered for resale by YA II PN under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our Common Stock, which could cause additional substantial dilution to our shareholders. The number of shares of our Common Stock ultimately offered for sale by YA II PN is dependent upon the number of shares purchased by YA II PN under the SEPA.

Issuances of our Common Stock to YA II PN under the SEPA will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing shareholders own will not decrease, the shares of our Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to YA II PN under the SEPA. There are substantial risks to our shareholders as a result of the sale and issuance of Common Stock to YA II PN under the SEPA. See “Risk Factors.”

Conditions to Commencement and for Delivery of SEPA Advance Notices

Our ability to deliver SEPA Advance Notices to YA II PN under the SEPA are subject to the satisfaction by us, of certain conditions, all of which are entirely outside of YA II PN’s control, including, but not limited to, the following:

●	the accuracy in all material respects of our representations and warranties included in the SEPA on the date of the SEPA and the date of each closing of a purchase and sale under the SEPA of;

●	we having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the SEPA to be performed, satisfied or complied with by us;

●	the registration statement that includes this prospectus (and amendment or supplement thereto) shall have been declared effective and remain effective for the offering and sale of the shares and (i) we shall not have received notice that the SEC has issued or intends to issue a stop order with respect to such registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such registration statement, either temporarily or permanently, or intends or has threatened to do so and (ii) no other suspension of the use of, or withdrawal of the effectiveness of, such registration statement or the prospectus shall exist. YA II PN shall not have received any notice from us that the registration statement, prospectus and/or any prospectus supplement or amendment thereto fails to meet the requirements of Section 5(b) or Section 10 of the Securities Act;

●	the number of shares then to be purchased by YA II PN shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by YA II PN beneficially or deemed beneficially owned by YA II PN, would result in YA II PN owning more than the beneficial ownership limitation;

●	trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq, or otherwise halted for any reason, and the Common Stock shall have been approved for listing or quotation on and shall not have been delisted from or no longer quoted on the Nasdaq.

●	the issuance of shares of Common Stock to YA II PN, including the Commitment Shares, shall not exceed the Exchange Cap, if applicable, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock unless holders of a majority of our outstanding voting common stock that are present or represented by proxy at a meeting, to effectuate the transactions contemplated by the SEPA;

●	the absence of any statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the SEPA and the exhibits thereto, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the SEPA and the exhibits thereto;

●	the Common Stock must be DWAC Eligible and not subject to a “DTC chill”;

●	the issuance of the Advance Shares shall not violate the shareholder approval requirements of Nasdaq; and

●	all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of:

●	February 12, 2027; or

●	the date on which YA II PN shall have purchased Advance Shares for an aggregate purchase price of $5,000,000.

No Short-Selling or Hedging by YA II PN

YA II PN has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling our Common Stock during any time prior to the termination of the SEPA.

Effect of Performance of the SEPA on our Shareholders

All shares registered in this offering that may be issued or sold by us to YA II PN under the SEPA are expected to be freely tradable. The resale by YA II PN of a significant number of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock to YA II PN, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to YA II PN all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the SEPA. If and when we do sell shares to YA II PN, after YA II PN has acquired the shares, YA II PN may resell all, some or none of those shares of Common Stock at any time or from time to time in its discretion. Therefore, sales to YA II PN by us under the SEPA may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to YA II PN under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with YA II PN may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Common Stock to YA II PN and the SEPA may be terminated by us at any time at our discretion without any cost to us, subject to certain conditions.

Pursuant to the terms of the SEPA, we have the right, but not the obligation, to direct YA II PN to purchase up to $5,000,000 of our Common Stock, subject to certain limitations. If we elect to issue and sell to YA II PN under the SEPA more than the 1,670,844 shares of our Common Stock being registered for resale by YA II PN under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our Common Stock, which could cause additional substantial dilution to our shareholders. The number of shares of our Common Stock ultimately offered for sale by YA II PN is dependent upon the number of shares purchased by YA II PN under the SEPA.

The following table sets forth the amount of gross proceeds we would receive from YA II PN from our sale of shares of Common Stock to YA II PN under the SEPA at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares Issued After Giving Effect to the Issuance to YA II PN(2)	Gross Proceeds from the Sale of Shares to YA II PN Under the SEPA
$1.00		1,670,844	29.5%	$1,670,844
$1.50		1,670,844	29.5%	$2,506,266
$2.00	(3)	1,670,844	29.5%	$3,341,688
$2.50		1,670,844	29.5%	$4,177,110
$3.00		1,666,667	29.5%	$5,000,000
$3.28	(3)	1,524,390	27.7%	$5,000,000

(1)	Although the SEPA provides that we may sell up to $5,000,000 of our Common Stock to YA II PN, we are only registering 1,670,844 shares under this prospectus that we may issue and sell to YA II PN in the future under the SEPA, if and when we elect to sell shares of our Common Stock to YA II PN under the SEPA.

(2)	The denominator is based on 3,988,317 shares of our Common Stock outstanding as of September 10, 2024, plus the number of shares set forth in the adjacent column that we would have issued or sold to YA II PN, assuming the average purchase price in the first column. The numerator is based on the number of shares of our Common Stock issuable under the SEPA (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column. The denominator does not assume the issuance of any shares of Common Stock upon conversion of the May Note or exercise of the Warrant.

(3)	The closing price of our Common Stock on September 10, 2024.

THE YA NOTE TRANSACTION

On May 20, 2024, we issued the May Note in the original principal amount of $800,000 and related Warrant to EF Hutton YA Fund, LP (the “EF Hutton Fund”), a fund co-managed by Yorkville Advisors Global, LLC. EF Hutton Fund paid a purchase price of $720,000 to us for the May Note and Warrant. In addition, we paid a $36,000 financial advisory fee paid to EF Hutton LLC. The May Note was subsequently assigned by the EF Hutton Fund to YA II PN effective on July 25, 2024.

The May Note accrues an interest at an annual rate of 0%, however, the interest rate will increase to an annual rate of 18% upon the occurrence of an event of default. Beginning on August 15, 2024, and continuing on the same day of each successive calendar month thereafter, we are required to make installment payments on the May Note until it is fully repaid or YA II PN has converted the outstanding balance into shares of Common Stock. We have failed to make the first payment that was due on August 15, 2024, and thus the May Note is accruing interest at the default rate of 18%. At any time, subject to certain ownership limitations, YA II PN may convert any portion of the outstanding and unpaid principal, interest, or other amounts outstanding under the May Note into Common Stock at a price equal to $2.29 per share, as may be adjusted to a variable price equal to 85% of the lowest daily VWAP during the ten trading days preceding conversion, but no lower than $1.00. In addition, the May Note grants us the right to redeem early a portion or all of the amount under the Promissory Note prior to its maturity or conversion at a 15% premium. The maturity date of the May Note is May 20, 2025 although it may be extended at the option of YA II PN.

The Warrant is exercisable by YA II PN at any time after issuance until the date that is 60 months after the issuance date. The Warrant is exercisable into Warrant Shares at an exercise price of $2.29 per share, subject to adjustment as described in the Warrant. If a registration statement covering the resale of the Warrant Shares is not available by August 15, 2024, then YA II PN may exercise the Warrant in whole or in part on a cashless basis.

Pursuant to the May Note, we agreed to, at any time after July 15, 2024 and upon written notice from YA II PN, file a registration statement within 30 days of such notice on Form S-3 or Form S-1 covering the resale by the Holder of Common Stock underlying the May Note. We are registering hereby 800,000 shares of Common Stock underlying the May Note because that is equal to the maximum number of shares issuable upon conversion of the May Note.

The May Note contains customary representations and warranties for the benefit of YA II PN. The representations, warranties and covenants contained in the May Note were made only for purposes of the May Note and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations. Additionally, while any amount remains outstanding on the May Note, we have agreed not to effect any transaction involving a Variable Rate Transaction (as defined in the May Note) and we granted YA II PN a right of first refusal on any financing transaction pursuant to which we propose to issue and sell our securities. YA II PN shall not have the right to convert any portion of the May Note to the extent that after giving effect to such conversion, YAII PN would beneficially own 4.99% of the number of Common Stock outstanding immediately after giving effect to such conversion or receipt of Common Stock as interest. The provisions of the 4.99% beneficial ownership limitation can be waived by YA II PN (but only as to itself) upon not less than 65 days prior notice to us.

Issuances of our Common Stock to YA II PN under the May Note or the Warrant will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing shareholders own will not decrease, the shares of our Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to YA II PN upon conversion of the May Note or exercise of the Warrant. There are substantial risks to our shareholders as a result of the sale and issuance of Common Stock to YA II PN under the May Note and the Warrant. See “Risk Factors.”

PRIVATE PLACEMENTS

From February 29, 2024 through June 21, 2024, we closed on private placement transactions with four “accredited investors” (the “Investors”), as defined in Rule 501(a) of Regulation D under the Securities Act. In connection with the private placement transactions, we entered into securities subscription agreements (the “Subscription Agreements”) with the Investors pursuant to which we offered and sold to the Investors a total of 826,264 shares (the “2024 Shares”) of our Common Stock at a purchase price of $2.25 per share for 444,445 shares, $2.75 per share for 181,819 Shares, and $3.00 for 200,000 Shares, for aggregate gross proceeds of approximately $2.1 million.

On August 29, 2024, we issued the August Note in the original principal amount of $500,000, to Quen Inno Tech Co., Ltd. (the “Quen Inno Tech”). Quen Inno Tech paid a purchase price of $500,000 to the Company for the August Note.

The August Note accrues interest at an annual rate of 0%; however, the interest rate will increase to an annual rate of 10% upon the occurrence of an event of default. Beginning on August 21, 2025, and continuing on the same day of each successive calendar month thereafter, we are required to make installment payments on the August Note until it is fully repaid or Quen Inno Tech has converted the outstanding balance into shares of our Common Stock. At any time, subject to certain ownership limitations, Quen Inno Tech may convert any portion of the outstanding and unpaid principal, interest, or other amounts outstanding under the August Note into Common Stock at a price equal to $3.36 per share. In addition, the August Note grants us the right to redeem early a portion or all of the amount under the August Note prior to its maturity or conversion at a 15% premium.

The August Note contains customary representations and warranties for the benefit of Quen Inno Tech. The representations, warranties and covenants contained in the August Note were made only for purposes of the August Note and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

Issuances of our Common Stock to Quen Inno Tech under the August Note will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing shareholders own will not decrease, the shares of our Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to Quen Inno Tech upon conversion of the August Note. There are substantial risks to our shareholders as a result of the sale and issuance of Common Stock to Quen Inno Tech under the August Note. See “Risk Factors.”

USE OF PROCEEDS

This prospectus relates to shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders.

We may receive up to $5,000,000 in gross proceeds pursuant to the SEPA and up to $400,750 upon exercise of the Warrant. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from YA II PN that we receive under the SEPA or the Warrant for working capital, strategic and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the SEPA or the Warrant. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market Information and Number of Stockholders

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “REBN.” The last reported closing price for our Common Stock on Nasdaq on September 10, 2024 was $3.28 per share.

As of September 10, 2024, there were 3,988,317 of our shares of common stock issued and outstanding held by approximately 197 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any financing instruments. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any other future debt financing agreements.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on an as adjusted basis to give effect to the events above and the issuance and sale of 1,538,462 shares of our Common Stock at an assumed Purchase Price to YA II PN of $3.25 per share.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for the three-month period ended June 30, 2024, included in our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2024, which is incorporated by reference herein.

	As of June 30, 2024 (unaudited)
(in thousands)	Actual	As adjusted
Cash and Cash Equivalents:	$617,051	$5,617,051
Total Current Liabilities:	3,711,482	3,711,482
Total Long-Term Liabilities:	4,274,836	4,274,836

Stockholders’ Equity (Deficit):
Common Stock - $0.0001 par value per share; 40,000,000 authorized shares; 3,235,657 shares issued and outstanding at June 30, 2024	324	477
Additional paid in capital	21,603,006	26,602,852
Accumulated deficit	(19,064,080)	(19,064,080)
Accumulated other comprehensive income (loss)	3,438	3,438
Total stockholders’ equity	2,542,688	7,542,687

The as adjusted information discussed above is illustrative only.

The total number of shares of our Common Stock reflected in the discussion and table above is based on 3,235,657 shares outstanding as of June 30, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of September 10, 2024 (the “Determination Date”) by: (i) each current director of our company; (ii) each of our Named Executive Officers (“NEOs”); (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our Common Stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 3,988,317 shares of Common Stock outstanding as of the Determination Date. Unless otherwise indicated, the business address of each person in the table below is c/o Reborn Coffee Inc., 580 N. Berry St. Brea, CA 92821. No shares identified below are subject to a pledge.

	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
5% or Greater Stockholders

Directors and Named Executive Officers
Jay Kim, Chief Executive Officer and Director	410,834	10.3%
Stephan Kim, Chief Financial Officer	87,190	2.2%
Farooq M. Arjomand, Chairman of the Board	685,249	17.2%
Dennis R. Egidi, Director	155,350	3.9%
Sehan Kim, Director	47,786	1.2%
Andy Nasim, Director	-	-
Jennifer Tan, Director	-	-

All directors, directors nominees and executive officers as a group (7 persons):	1,386,409	34.76%

From time to time, the number of our shares held in “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our Common Stock outstanding.

DESCRIPTION OF SECURITIES

The following descriptions of our capital stock and certain provisions of Certificate of Incorporation, our Bylaws and Delaware law are summaries. You should also refer to the text of our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized and Outstanding Capital Stock

The total amount of our authorized share capital consists of 40,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends at the same rate when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of our preferred stock.

Upon our liquidation, dissolution or winding up, and after payment in full of all amounts required to be paid to creditors, the holders of shares of our common will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our common stock that are outstanding are fully paid and non-assessable. The common stock is be subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-Takeover Effects of Certain Provisions

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all our directors. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, or our chief executive officer. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

This will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. This intended to preserve our existing control structure following this offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Exclusive Forum

Our bylaws contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, the exclusive forum provision states that it shall not apply to actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our bylaws. The exclusive forum provision, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Corporate Opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of our its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Transfer Agent and Registrar

Our transfer agent and registrar is Securities Transfer Corporation. The transfer agent’s address is 15500 Roosevelt Blvd, Suite 104, Clearwater, Florida 33760 and the telephone number is (469) 633-0101.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “REBN”.

SELLING STOCKHOLDER

This prospectus relates to:

●	The resale of 826,264 shares of our currently outstanding Common Stock.

●	The issuance and resale of up to 2,859,310 shares of Common Stock issuable by us, consisting of (i) up to 1,670,844 shares of Common Stock that we may sell to YA II PN, from time to time at our sole discretion, pursuant to the SEPA; (ii) 64,656 Commitment Shares; (iii) up to 175,000 shares of Common Stock underlying the Warrant; and (iv) 948,810 shares of Common Stock underlying the Notes.

For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “The SEPA Transaction,” “The YA Note Transaction,” and “Private Placements” above. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the SEPA, the Notes, the Warrant, and the Subscription Agreements in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the transactions contemplated by the SEPA, the Notes, the Warrant, the Subscription Agreements and pursuant to a Pre-Paid Advance Agreement between us and YA II PN, whereby we were advanced $1,100,000 and YA II PN has the right to us to sell shares to YA II PN pursuant to the terms of the Pre-Paid Advance Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholders and the shares of Common Stock that may be resold by the Selling Stockholders from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of September 10, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by the Selling Stockholders under this prospectus. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we know of no existing arrangements between the Selling Stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholders have voting power, including the power to vote or to direct the voting of such shares, and/or investment power, including the power to dispose or to direct the disposition of such shares. The percentage of shares of Common Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate 3,988,317 shares of our Common Stock outstanding on August 6, 2024.

Because the purchase price per share to be paid by YA II PN for the shares of Common Stock that we may, in our discretion, elect to sell to YA II PN from time to time after the date of this prospectus in purchases pursuant to the SEPA, if any, will fluctuate based on the market prices of our Common Stock at the times we elect to sell such shares to YA II PN in purchases under the SEPA, it is not possible for us to predict, as of the date of this prospectus and prior to any such purchases under the SEPA, the actual number of shares of Common Stock that we will sell to YA II PN under the SEPA, which may be fewer than the number of shares of Common Stock being offered for resale by YA II PN under this prospectus. The fourth column assumes the resale by the Selling Stockholders of all of the shares of Common Stock being offered pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant	Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)	to this Prospectus	Number(3)	Percent(2)
YA II PN, LTD (4)	100,104	*	2,710,500	100,104	*
Lisa Lee(5)	181,819	4.6%	181,819	0	*
Charles Chang Woo Jeong(6)	100,000	2.5%	100,000	0	*
James Chae(7)	100,000	2.5%	100,000	0	*
Quen Inno Tech Co. Ltd.(8)	0	*	148,810	0	*
Scott Lee(9)	444,445	11.1%	444,445	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that YA II PN may be required to purchase from us at our election from time to time after the date of this prospectus pursuant to Advances under the SEPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of YA II PN’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchases of the Common Stock are subject to certain agreed upon maximum amount limitations set forth in the SEPA. Also, the SEPA and the Notes prohibit us from issuing and selling any shares of our Common Stock to the Selling Stockholders to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by such Selling Stockholder, would cause such Selling Stockholder’s beneficial ownership of Common Stock to exceed the 4.99% beneficial ownership limitation. The beneficial ownership limitation may not be amended or waived under the SEPA or the Notes.
(2)	Applicable percentage ownership is based on 3,988,317 shares of our Common Stock outstanding as of September 10, 2024.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)	YA II PN, LTD, a Cayman Islands exempt limited partnership, is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, LTD are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA II PN, LTD is 1012 Springfield Avenue, Mountainside, NJ 07092.
(5)	The business address of this Selling Stockholder is 4460 Wilshire Blvd #504, Los Angeles, CA 90010.
(6)	The business address of this Selling Stockholder is 3255 Wilshire Blvd Ste 1717 Los Angeles, CA 90010.
(7)	The business address of this Selling Stockholder is 200 Trailmaster Irvine, CA 92602.
(8)	All investment decisions for this Selling Stockholder are made by Mr. Jung Koo Park, Chief Executive Officer of the Selling Stockholder. The business address of this Selling Stockholder is 418 Teheran-ro, Gangnam-gu Seoul, Korea.
(9)	The business address of this Selling Stockholder is 19930 Aldea Ct Yorba Linda, CA 92886.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

YA II PN is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any broker-dealers or agents that participate in distribution of the securities will also be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any profit on sale of the securities by them and any discounts, commissions or concessions received by them will be underwriting discounts and commissions under the Securities Act. The other Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. YA II PN has informed us that each such broker-dealer participating in a distribution of securities by YA II PN may receive commissions from YA II PN and, if so, such commissions will not exceed customary brokerage commissions. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. The compensation paid to any such particular broker-dealer or agent by any such purchasers of shares of our Common Stock sold by YA II PN or any other Selling Stockholder may be less than or in excess of customary commissions. None of us, YA II PN or the other Selling Stockholders can presently estimate the amount of compensation that any such broker-dealer or agent will receive from any purchasers of shares of our Common Stock sold by YA II PN or the other Selling Stockholders.

YA II PN has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the SEPA, the May Note, and the Warrant. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA II PN has informed us that each such broker-dealer will receive commissions from YA II PN that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholders may be less than or in excess of customary commissions. Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholders.

We know of no existing arrangements between the Selling Stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholders, any compensation paid by the Selling Stockholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholders. As consideration for its irrevocable commitment to purchase our Common Stock under the SEPA, we committed to issue to the YA II PN 64,656 Commitment Shares.

We also have agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $50,000.

YA II PN has represented to us that at no time prior to the date of the SEPA has YA II PN or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. YA II PN has agreed that during the term of the SEPA, neither YA II PN, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised YA II PN that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes YA II PN, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholders.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “REBN”.

EXECUTIVE COMPENSATION

Current Directors and Executive Officers

The following table provides information regarding our executive officers and members of our board of directors as of the date of the registration statement of which this prospectus is a part:

Name	Age	Position
Executive Officers
Jay Kim	62	Chief Executive Officer and Director
Stephan Kim	48	Chief Financial Officer

Non-Employee Directors
Farooq M. Arjomand	66	Chairman of the Board of Directors and Independent Director
Dennis R. Egidi	74	Director
Sehan Kim	69	Independent Director
Andy Nasim	43	Independent Director
Jennifer Tan	56	Independent Director

Background of Executive Officers and Directors

Jay Kim, age 62, Chief Executive Officer and Director

Mr. Kim has served as the Chief Executive Officer of Reborn Coffee since the inception of the Company in 2014. On July 1, 2007, Mr. Kim previously founded Wellspring Industry, Inc., which created the yogurt distribution company “Tutti Frutti” and the bakery-café franchise “O’My Buns.” Tutti Frutti grew to approximately 700 agents worldwide that offered self-serve frozen yogurt. Mr. Kim sold the majority ownership of Wellspring to group of investors in 2017 to focus his efforts on Reborn Coffee.

Prior to beginning Wellspring Mr. Kim was the owner of Coffee Roasters in Riverside, California from 2002 to 2007. Mr. Kim worked as the project manager for JES Inc., based in Brea, CA from 1997 to 2002 where he coordinated and managed environmental engineering projects. Mr. Kim worked as a Senior Process Engineer for Allied Signal Environment Catalyst in Tulsa, Oklahoma, from 1992 to 1997 where he coordinated and implemented projects related to plant productivity. He also acted as the leader in start-up plant to be based in Mexico for Allied Signal. From 1988 to 1992 Mr. Kim worked as the plant start-up engineer for Toyota Auto Body Inc.

Mr. Kim has a B.S, in Chemical Engineering from California State University at Long Beach and followed a Chemical office basic at US Army Chemical School in 1988. He was commissioned 1st. LT. of the US Army in 1986 and retired from the US Army in 1988.

Stephan Kim, age 48, Chief Financial Officer

Mr. Kim has served as the full-time Chief Financial Officer of the Company since June 26, 2022. Prior to joining Reborn Coffee, Mr. Kim provided professional accounting and tax consulting services for nearly 20 years to various clients in the consumer retail, healthcare, industrial manufacturing, and technology industries. Throughout his career as a public accountant, controller and banker in the US and South Korea, Mr. Kim has obtained broad and in-depth expertise on international accounting, finance, taxes and Sarbanes-Oxley 404 compliance. Mr. Kim graduated from Sogang University in South Korea with a B.A. in Sociology and Business in 2002 and earned a Master’s degree in Professional Accountancy from Indiana University in 2005. Mr. Kim began his career in 2002 as a banker with Shinhan Bank in South Korea. From 2005 to 2010, Mr. Kim was an Audit Manager at KPMG, Los Angeles office.

Non-Employee Directors

Farooq M. Arjomand, age 66, Chairman of the Board of Directors

Farooq Arjomand has served as the Chairman of the Board of Directors of Reborn Global since January 2015, and took over as the Chairman of the Board of Reborn Coffee Inc. on May 7, 2018.  In 1984, he started his career as a banker with HSBC and gained experience across all departments—namely, private banking, corporate finance, trade services, and investment banking. During his stint with HSBC, he also became the founding member of Amlak Finance & Emmar Properties in 1997.  Mr. Arjomand founded the Arjomand Group of companies in 2000 and has served as chief executive officer since that company’s inception. Based in Dubai, the Arjomand Group conducts various activities including real estate, manufacturing, trades, financial activities and aviation across the GCC, Asia, Europe and the US.

Mr. Arjomand has also served as the Chairman of DAMAC Properties, a leading developer in the Middle East and as a board member of Al Ahlia Insurance Company BSC, Bahrain. Mr. Arjomand also serves as Managing Partner of Barakat Group. Barakat Group has been involved in the manufacturing of juices and food stuffs for the past 30 years. Mr. Arjomand is a citizen of the United Arab Emirates. He graduated with a Business Management degree from Seattle Pacific University in Seattle, Washington.

Dennis R. Egidi, age 74, Director

Mr. Egidi is a licensed real estate broker in the State of Illinois. Additionally, Mr. Egidi was awarded the CPM® designation through the Institute of Real Estate Management. He holds a bachelor’s degree in civil engineering and attended graduate school in Civil Engineering at the University of Detroit.

Mr. Egidi joined Reborn Coffee Inc. as a Director and the Vice Chairman of the Board of Directors in June of 2020. Mr. Egidi formed DRE, Inc., an Illinois real estate development company in 1993, developing over 30 affordable housing projects in Illinois, Ohio, Indiana, Iowa, and California, totaling approximately 5,000 units. Today, he continues to serve as President of DRE, Inc., and acts as Managing General Partner of 15 limited partnerships, of which 5 have been redeveloped over the past 5 years.

In addition, Mr. Egidi served as President and Chairman of the board of Promex Midwest, a real estate property management firm. He has been involved in all phases of management in the commercial, residential and industrial building fields in the Midwest. Mr. Egidi has extensive knowledge and experience in the construction industry, having served as Executive Vice President and Chief Estimator for Corbetta Construction Company of Illinois, and then for Contractors and Engineers, Inc. During his 25 years of experience in the construction industry, he was involved in all types of projects ranging from multifamily housing, historical rehabs, high-rise office buildings and shopping centers.

Mr. Egidi and DRE also have experience in the food service industry having developed fast food pizza stores in central Illinois under the Rocky Rococo brand in the 1980s. He was also a principal partner in Cookie Associates of Houston, Texas. Cookie Associates owned and operated 34 “Great American Cookie” stores and kiosks in the Houston market. Most recently, Mr. Egidi, as a principal of TF Investors LLC, was a franchisor of eight Tutti Frutti Frozen Yogurt franchises located in France and England.

Sehan Kim, age 69, Director

Sehan Kim has been a Director of Reborn Global since January 2015. Sehan Kim joined Magitech Incorporation in 2013 as Vice President of Operations. He oversees operations and management in water, and beverage businesses at Magitech Corporation. He led the major projects at Magitech to install the ERP system and the cold brewed coffee extraction systems.

Prior to this position, Sehan Kim from 2005 to 2011, was Senior Vice President at Korean Air Co., Ltd. (“Korean Air”). He was the Head of the Aerospace Division at Korean Air. Prior to that, Sehan Kim was vice president and general manager of the Commercial Aerostructure Businesses at Korean Air from 2001 to 2005, which supplied various aircraft structural components to major commercial airplane manufacturers, including Airbus, Boeing and Embraer.

From January 1994 to February 1997 Mr. Kim worked as a Korean Air representative at Boeing in Seattle, Washington, and had on the job training in configuration management at Northrop Aircraft company in Los Angeles, for the Korean Fighter Coproduction Program in 1981. He joined Korean Air in August 1979 as an Aerospace structural engineer. Mr. Sehan Kim studied Aerospace Engineering at Seoul National University in 1973 through 1977 and holds a master’s Degree in business management from Busan National University.

Andy Nasim, age 43, Director

Mr. Nasim graduated with a Bachelor of Science in Business with Information Technology from Staffordshire University, United Kingdom. He commenced his career in 2002 as a business development manager with Kenanga Capital Sdn Bhd, the stockbroking lending division of Kenanga Investment Bank Berhad where he drove the credit business of corporate banking, equity financing and development of financing solutions through various structured financing products and Islamic trade financing. He then became Head of Kenanga Private Equity division in 2010 where he was involved in strategic offshore merger and acquisition for the group. He obtained extensive experience in the capital markets and financial services operations. From January 2017 to present, Mr. Nasim has served as CEO / Executive Director of the Wellspring Group; a company which owns the global trademark of world-renowned dessert brand. He oversees strategic planning and international brand expansion for the Group.

Jennifer Tan, age 56, Director

Jennifer Tan has over 30 years’ experience as a global entrepreneur in diversified businesses in the U.S., Europe and Asia. Since 2020, she has served as Chief Executive Officer of Hawaii Volcano Tea LP, a tea farm with multiple locations in the Volcano area of Hawaii Island. From 2009 to 2019, Ms. Tan served as Managing Director of Tutti Frutti (China) Limited, developing and executing marketing plans for Tutti Frutti Frozen Yogurt stores on both corporate-owned and franchise retail stores in China, Hong Kong and Macau. From 1997 to 2001, she served as the Managing Director of International Golf & Yacht Club (Hong Kong) Limited and Mass Star Development Limited.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Composition

Our business and affairs are managed under the direction of our board of directors, a majority of which are independent (i.e., Farooq M. Arjomand, Sehan Kim, Andy Nasim, and Jennifer Tan). We have six directors with no vacancies. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected.

Our certificate of incorporation and our bylaws permit our board of directors to establish the authorized number of directors from time to time by resolution. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal.

Involvement in Certain Legal Proceedings

As of the filing of this the registration statement of which prospectus is contained, there are no legal proceedings, and during the past ten years there have been no legal proceedings, that are material to an evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Committees of Our Board of Directors

Our board of directors has established a compensation committee and an audit committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

As of the date of this filing, our audit committee consists of Farooq M. Arjomand, Sehan Kim, and Andy Nasim. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. The chair of our audit committee is Farooq M. Arjomand, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

●	hiring and selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable listing standards of the Nasdaq Capital Market.

Compensation Committee

Our compensation committee consists of Farooq M. Arjomand, Sehan Kim, and Andy Nasim. The chair of our compensation committee is Andy Nasim.

The principal duties and responsibilities of our compensation committee include, among other things:

●	approving the retention of compensation consultants and outside service providers and advisors;

●	reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	administering our equity and non-equity incentive plans;

●	reviewing our practices and policies of employee compensation as they relate to alignment of incentives;

●	reviewing and evaluating succession plans for the executive officers;

●	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of the Nasdaq Capital Market.

Compensation Committee Interlocks

None of the members of the compensation committee are currently, or have been at any time, one of our executive officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nominations

We do not have a standing nominating committee. In accordance with the Nasdaq Stock Exchange corporate governance standards, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We expect to expand our board of directors in the future to include additional independent directors. In adding additional members to our board of directors, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as a director, we expect that our board of directors will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Code of Business Conduct and Ethics

In filing our Registration Statement on Form S-1 on July 3, 2017, we adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted on our website at www.reborncoffee.com. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics. Information contained on, or that can be accessed through, our website is not incorporated by reference herein, and you should not consider information on our website to be part of this prospectus.

Risk and Compensation Policies

We have analyzed our compensation programs and policies to determine whether those programs and policies are reasonably likely to have a material adverse effect on us.

Compensation Philosophy

Our compensation philosophy includes:

●	pay for performance;

●	fair compensation that is competitive with market standards;

●	compensation mix according to growth stage of our company as well as job level; and

●	incentivizing employees to work for long-term sustainable and profitable growth of our company.

Objective of Executive Compensation Program

The objective of our compensation program is to provide a fair and competitive compensation package in the industry to each named executive officer (“NEO”) that will enable us to:

●	attract and hire outstanding individuals to achieve our mid-term and long-term visions;

●	motivate, develop and retain employees; and

●	align the financial interests of each named executive officer with the interests of our stakeholders including stockholders and encourage each named executive officer to contribute to enhance value of the Company.

Our named executive officers for the year 2023, which consist of our principal executive officers, were:

●	Jay Kim, President and Chief Executive Officer; and

●	Stephan Kim, Chief Financial Officer.

Administration

Following the consummation of this offering, our Compensation Committee, which includes two independent directors, will oversee our executive compensation program and will be responsible for approving the nature and amount of the compensation paid to our NEOs. The committee will also administer our equity compensation plan and awards.

Elements of Compensation

Our compensation program for NEOs consists of the following elements of compensation, each described in greater depth below:

●	base salaries;

●	performance-based bonuses;

●	equity-based incentive compensation; and

●	general benefits.

Base Salary

Base salaries are an annual fixed level of cash compensation to reflect each NEO’s performance, role and responsibilities, and retention considerations.

Performance-Based Bonus

To incentivize management to drive strong operating performance and reward achievement of our company’s business goals, our executive compensation program includes performance-based bonuses for NEOs. Our Compensation Committee has established annual target performance-based bonuses for each NEO during the first quarter of the fiscal year.

Equity Compensation

We may pay equity-based compensation to our NEOs in order to link our long-term results achieved for our stockholders and the rewards provided to NEOs, thereby ensuring that such NEOs have a continuing stake in our long-term success.

General Benefits

Our NEOs are provided with other fringe benefits that we believe are commonly provided to similarly situated executives.

Summary Compensation Table – Officers

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2023 and December 31, 2022.

		Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compensation	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Jay Kim Chief Executive Officer	2023	150,000	-0-	-0-	-0-	-0-	-0-	-0-	150,000

Stephan Kim Chief Financial Officer	2023	144,000	-0-	-0-	-0-	-0-	-0-	-0-	144,000

Jay Kim Chief Executive Officer	2022	144,000	200,000	-0-	-0-	-0-	-0-	-0-	344,000

Stephan Kim Chief Financial Officer	2022	83,000	-0-	56,000	-0-	-0-	-0-	-0-	139,000

Employment Agreements

Effective July 27, 2022, we executed an employment agreement with Stephan Kim for Mr. Kim to serve as our full time Chief Financial Officer, effective immediately. Mr. Kim shall receive a monthly payment of $12,000 ($144,000 annually) as compensation for his services, and we granted $56,000 worth of restricted stock units (RSUs), which vested 3 months after employment and can be sold after one year. The employment agreement is an at-will agreement and is terminable by either party at any time.

Except as set forth above we do not currently have employment agreements with any of our NEOs.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, there were no outstanding equity awards for each of the NEOs.

Director Compensation

No compensation was paid to our non-employee directors for services rendered during the years ended December 31, 2023 and 2022.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Pryor Cashman LLP. Additional legal matters may be passed upon for us, the Selling Stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

Our consolidated balance sheets as of December 31, 2023 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2023 incorporated by reference in this prospectus have been audited by BCRG Group, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

Our consolidated balance sheets as of December 31, 2022 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2022 incorporated by reference in this prospectus have been audited by Kreit & Chiu CPA LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 28, 2024, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission on July 8, 2024 and our Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission on August 15, 2024; and

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission on July 19, 2024; and

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission on August 19, 2024; and

●	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 10, 2024, January 16, 2024, February 6, 2024, February 12, 2024, February 29, 2024, March 28, 2024, April 23, 2024, May 7, 2024, May 15, 2024, May 23, 2024, June 26, 2024, and August 29, 2024 (other than information “furnished” under Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

●	the description of our Common Stock contained in the registration statement on Form 8-A, dated September 11, 2022, File No. 001-41479, and any other amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement to which this prospectus relates and prior to effectiveness of such registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports

The documents incorporated by reference into this prospectus are also available on our corporate website at http://www.reborncoffee.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Reborn Coffee, Inc.

Attention: Chief Financial Officer

580 N. Berry Street

Brea, CA 92821

(714) 784-6369

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 580 N. Berry Street, Brea, CA 92821, Attention: Chief Financial Officer or telephoning us at (714) 784-6369.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at http://www.reborncoffee.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

3,685,574 Shares

REBORN COFFEE, INC.

PRELIMINARY PROSPECTUS

The date of this prospectus is                   , 2024

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration and the FINRA filing fee, are estimated:

SEC registration fee	$1,468
Legal fees and expenses	$15,000
Printing fees and expenses	$500
Accounting fees and expenses	$15,000
Miscellaneous fees and expenses	$15,000
Total	$46,968

Item 14. Indemnification of Directors and Officers.

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act:

In November 2023, we entered into an exchange agreement with an entity controlled by one of our directors whereby we issued for 1,666,667 shares of Common Stock for the surrender and termination of a promissory note in the amount of $1 million.

In January 2024, we sold 1,666,667 shares of Common Stock to one of our directors for an aggregate purchase price of approximately $1 million.

In February 2024, we entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD. (“YA II PN”)whereby we have the right to sell up to an aggregate of $5.0 million of newly issued shares of Common Stock. We issued 64,656 shares of Common Stock to YA II PN as an initial fee for commitment to purchase our shares of Common Stock under the SEPA.

In February 2024, we sold 444,445 shares of Common Stock to an accredited investor for an aggregate purchase price of approximately $1 million.

In May 2024, we issued a convertible promissory note to YA II PN with an initial principal amount of $800,000, which is convertible at an exercise price of $2.29 per share at YA II PN’s option, and a warrant to purchase 175,000 shares of common stock at an exercise price of $2.29 per share.

In May 2024, we sold 181,819 shares of Common Stock to an accredited investor for an aggregate purchase price of approximately $500 thousand.

In June 2024, we sold 100,000 shares of Common Stock to an accredited investor for an aggregate purchase price of approximately $300 thousand.

In June 2024, we sold 100,000 shares of Common Stock to an accredited investor for an aggregate purchase price of approximately $300 thousand.

In May 2024, we issued a convertible promissory note to an accredited investor with an initial principal amount of $500,000, which is convertible at an exercise price of $3.36 per share at the accredited investor’s option.

The issuances listed above were made in reliance upon exemptions from registration under Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Brea, California, on September 11, 2024.

REBORN COFFEE, INC.

By:	/s/ Jay Kim
Jay Kim
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jay Kim as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay Kim	Chief Executive Officer and Director	September 11, 2024
Jay Kim	(Principal Executive Officer)

/s/ Stephan Kim	Chief Financial Officer	September 11, 2024
Stephan Kim	(Principal Financial Officer and Principal Accounting Officer)

/s/ Farooq M. Arjomand
Farooq M. Arjomand	Chairman and Director	September 11, 2024

/s/ Dennis R. Egidi
Dennis R. Egidi	Director	September 11, 2024

/s/ Sehan Kim
Sehan Kim	Director	September 11, 2024

/s/ Andy Nasim
Andy Nasim	Director	September 11, 2024

/s/ Jennifer Tan
Jennifer Tan	Director	September 11, 2024

EXHIBIT INDEX

3.1	Certificate of Incorporation (Delaware), dated July 27, 2022 (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
3.2	Bylaws of Registrant (Delaware) (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
3.3	Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 12, 2024 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on January 16, 2024).
4.1	Specimen Common Stock Certificate (Delaware) (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
4.3	Warrant to Purchase Common Shares issued May 20, 2024 by Reborn Coffee, Inc. to EF Hutton YA Fund, LP (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on May 22, 2024).
5.1*	Opinion of Pryor Cashman LLP
10.1	Share Exchange Agreement, dated May 7, 2018 by and among Capax, Reborn and each of the RB shareholders (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.2	Form of Letter Agreement (Lockup) by and among Registrant, officers and directors of Registrant and EF Hutton (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.3	Form of Director and Officer Indemnity Agreement (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.4	Shopping Center Lease by and between Reborn Global Holdings, Inc. and La Floresta Regency, LLC, effective July 25, 2016 (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.5	Standard Industrial/ Commercial Multi-Tenant Lease, as amended, by and between Reborn Global Holdings, Inc. and Foothill Crescenta, LLC, effective December 6, 2016 (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.6	Shopping Center Lease by and between Reborn Global Holdings, Inc. and Sibling Associates, LLC, effective July 12, 2017 (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.7	Standard Lease by and between Reborn Global Holdings, Inc. and El Toro, LP, effective February 12, 2021 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.8	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Tyler Mall Limited Partnership, effective February 4, 2021 (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.9	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Stonestown Shopping Center, LP, effective December 22, 2020 (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.10	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Glendale I Mall Associates, LP, effective October 27, 2020 (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)

10.11	Form of Subscription Agreement (Regulation A+ Offering) (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.12	Amendment to Share Exchange Agreement, dated January 25, 2022, by and among Reborn Coffee Inc., Andrew Weeraratne and each of the former shareholders of Reborn Global Holdings, Inc., a California corporation (incorporated by reference to Exhibit 10.10 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
10.13	Offer of Employment by and between the Company and Stephan Kim, dated July 27, 2022 (incorporated by reference to Exhibit 10.11 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
10.14	Line of Credit Note issued by Reborn Global Holdings, Inc. on June 1, 2023 in the name of DRE, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on July 24, 2023)
10.15	Exchange Agreement by and between Reborn Coffee, Inc. and DRE, Inc. dated November 28, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 29, 2023)
10.16	Securities Subscription Agreement by and between Reborn Coffee, Inc. and the investor listed therein, dated January 10, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 16, 2024).
10.17	Pre-Paid Advance Agreement by and between Reborn Coffee, Inc. and the EF Hutton YA Fund, LP, dated February 12, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 12, 2024).
10.18	Standby Equity Purchase Agreement by and between Reborn Coffee, Inc. and YA II PN, Ltd., dated February 12, 2024 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on February 12, 2024).
10.19	Securities Subscription Agreement by and between Reborn Coffee, Inc. and Scott Lee, dated February 29, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 29, 2024).
10.20	Convertible Promissory Note issued May 20, 2024, by Reborn Coffee, Inc. to EF Hutton YA Fund, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 22, 2024).
10.21	Form of Securities Subscription Agreement entered into by Reborn Coffee, Inc. and certain investors in May and June 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 29, 2024).
10.22	Convertible Promissory Note issued August 29, 2024, by Reborn Coffee, Inc. to Quen Inno Tech Co., Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on August 29, 2024).
16.1	Letter from Kreit and Chiu CPA LLP dated May 1, 2023 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed on May 2, 2023)
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K/A filed on August 15, 2024).
23.1*	Consent of Independent Registered Accounting Firm, BCRG Group.
23.2*	Consent of Independent Registered Accounting Firm, Kreit and Chiu CPA LLP.
23.3*	Consent of Pryor Cashman LLP (included in their opinion filed as Exhibit 5.1).
107*	Filing Fee Table

*	Filed herewith